UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

TESLA MOTORS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

June 9, 2015

To Stockholders of Tesla Motors, Inc.:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) of Tesla Motors, Inc., a Delaware corporation, will be held on Tuesday, June 9, 2015, at 2:00 p.m., Pacific Time, at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the two Class II directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”

2. To ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	“FOR”

3. To consider and vote upon a stockholder proposal by Mr. Mark Peters, if properly presented.	“AGAINST”

4. To consider and vote upon a stockholder proposal by Ms. Elizabeth Farrell Peters, if properly presented.	“AGAINST”

The preceding items of business are more fully described in the proxy statement filed with the U.S. Securities and Exchange Commission on or about April 22, 2015. Any action on the items of business described above may be considered at the 2015 Annual Meeting at the time and on the date specified above or at any time and date to which the 2015 Annual Meeting may be properly adjourned or postponed.

We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 15, 2015, will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the 2015 Annual Meeting and will receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 22, 2015.

Your vote is very important. Whether or not you plan to attend the 2015 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2015 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders as of close of business on April 15, 2015 are cordially invited to attend the 2015 Annual Meeting in person. Any such stockholder attending the 2015 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2015 Annual Meeting. Please read the proxy statement carefully to ensure that you have proper evidence of stock ownership as of April 15, 2015, as we will not be able to accommodate guests without such evidence at the 2015 Annual Meeting.

For your convenience, we will also webcast the 2015 Annual Meeting live via the Internet at www.teslamotors.com/2015shareholdermeeting.

Thank you for your ongoing support of Tesla.

By Order of the Board of Directors of Tesla Motors, Inc.

Elon Musk

Chief Executive Officer, Product Architect and Chairman

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

-i-

TESLA MOTORS, INC.

3500 Deer Creek Road

Palo Alto, California 94304

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2015

The proxy statement and annual report to stockholders are available at www.envisionreports.com/TSLA.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about April 22, 2015. Stockholders will have the ability to access the proxy materials on the website listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Tesla Motors, Inc. (the “Company,” “Tesla,” “we,” “us” or “our”) has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you, in connection with the solicitation of proxies for use at Tesla’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) to be held Tuesday, June 9, 2015, at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being made available or distributed to you on or about April 22, 2015. As a stockholder, you are invited to attend the 2015 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2015 Annual Meeting?

A:	The 2015 Annual Meeting will be held at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043. Stockholders may request directions to the Computer History Museum in order to attend the 2015 Annual Meeting by calling (650) 681-5000 or by visiting http://ir.teslamotors.com/contactus.cfm.

Q:	Will I be able to view the 2015 Annual Meeting via the Internet?

A:	We will webcast the 2015 Annual Meeting live via the Internet at www.teslamotors.com/2015shareholdermeeting.

Q:	Can I attend the 2015 Annual Meeting?

A:	You are invited to attend the 2015 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 15, 2015 (the “Record Date”). You should bring photo identification and your Notice of Internet Availability, your admission ticket that you received with a paper proxy card or that you have accessed from our stockholder voting website, a statement from your broker, or other proof of stock ownership as of the Record Date, for entrance to the 2015 Annual Meeting. The meeting will begin promptly at 2:00 p.m., Pacific Time and you should leave ample time for the check-in procedures.

We will not be able to accommodate guests without proper evidence of stock ownership as of the Record Date at the 2015 Annual Meeting.

Q:	Who is entitled to vote at the 2015 Annual Meeting?

A:	You may vote your shares of Tesla common stock if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 126,394,664 shares of Tesla common stock outstanding and entitled to vote at the 2015 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

As of the Record Date, holders of common stock are eligible to cast an aggregate of 126,394,664 votes at the 2015 Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Tesla. As the stockholder of record, you have the right to grant your voting proxy directly to Tesla or to a third party, or to vote in person at the 2015 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2015 Annual Meeting.

However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2015 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2015 Annual Meeting.

Q:	How can I vote my shares in person at the 2015 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2015 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2015 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the 2015 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2015 Annual Meeting.

Q:	How can I vote my shares without attending the 2015 Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2015 Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet — Stockholders of record of Tesla common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 1:00 a.m., Central time on June 9, 2015. If you are a beneficial owner of Tesla common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone — Stockholders of record of Tesla common stock who live in the United States or Canada may request a paper proxy card from Tesla by following the procedures outlined in the Notice of Internet Availability, and submit proxies by telephone by following the “Vote by Telephone” instructions on the proxy card until 1:00 a.m., Central time on June 9, 2015. If you are a beneficial owner of Tesla common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail — Stockholders of record of Tesla common stock may request a paper proxy card from Tesla by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Tesla stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented to conduct business at the 2015 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2015 Annual Meeting is necessary to constitute a quorum at the 2015 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2015 Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2015 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2015 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2015 Annual Meeting are:

•	The election of the two Class II directors listed in this proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	A stockholder proposal by Mr. Mark Peters, if properly presented; and

•	A stockholder proposal by Ms. Elizabeth Farrell Peters, if properly presented.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal	Vote Required	Broker Discretionary Voting Allowed
	Proposal One — Election of two Class II directors	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

	Proposal Two — Ratification of the appointment of independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

	Proposal Three — Stockholder proposal by Mr. Mark Peters	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

	Proposal Four — Stockholder proposal by Ms. Elizabeth Farrell Peters	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One). Tesla’s bylaws provide that in an uncontested election of directors the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting of stockholders is required to elect a director.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm (Proposal Two), the stockholder proposal by Mr. Mark Peters (Proposal Three), and the stockholder proposal by Ms. Elizabeth Farrell Peters (Proposal Four).

Abstentions with respect to the proposals scheduled to be voted on at the 2015 Annual Meeting are deemed to be votes cast and have the same effect as a vote against these proposals.

All shares entitled to vote and represented by properly executed proxies received prior to the 2015 Annual Meeting (and not revoked) will be voted at the 2015 Annual Meeting in accordance with the instructions indicated.

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers and other nominees have the discretion to vote on routine matters such as Proposal Two but do not have discretion to vote on non-routine matters such as Proposals One, Three and Four. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal Two and any other routine matters properly presented for a vote at the 2015 Annual Meeting.

Q:	What is the effect of a broker non-vote?

A:

Brokers or other nominees who hold shares of Tesla’s common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the 2015 Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2015 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals One, Three and Four).

Q:	What is the effect of not casting a vote at the 2015 Annual Meeting?

A:	If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the 2015 Annual Meeting, your shares will not be voted at the 2015 Annual Meeting.

If you are a beneficial owner of shares held in street name, it is critical that you provide voting instructions if you want it to count in the election of directors (Proposal One), the vote on a stockholder proposal by Mr. Mark Peters (Proposal Three), and the vote on a stockholder proposal by Ms. Elizabeth Farrell Peters (Proposal Four).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Under applicable regulations, your bank or broker does not have the ability to vote your uninstructed shares in the election of directors on a discretionary basis or in stockholder proposals that are opposed by management. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in these matters, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Tesla’s independent registered public accounting firm (Proposal Two).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the two nominees for election as directors (Proposal One);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two);

•	“AGAINST” the approval of the stockholder proposal by Mr. Mark Peters (Proposal Three); and

•	“AGAINST” the approval of the stockholder proposal by Ms. Elizabeth Farrell Peters (Proposal Four).

Q:	What happens if additional matters are presented at the 2015 Annual Meeting?

A.	If any other matters are properly presented for consideration at the 2015 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2015 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Elon Musk, Deepak Ahuja and Todd Maron, or any of them, will have discretion to vote on those matters in accordance with their best judgment. Tesla does not currently anticipate that any other matters will be raised at the 2015 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2015 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each voting method), (2) by providing a written notice of revocation to Tesla’s Corporate Secretary at Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304 prior to your shares being voted, or (3) by attending the 2015 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2015 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2015 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2015 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2015 Annual Meeting. Please be aware that attendance at the 2015 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2015 Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:	You may receive more than one Notice of Internet Availability or set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each Tesla proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2015 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2015 Annual Meeting and will publish final results in our Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2015 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2015 Annual Meeting?

A:	Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Tesla’s proxy materials — Stockholders may present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Tesla’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2016 annual meeting of stockholders, stockholder proposals must be received by Tesla’s Corporate Secretary no later than December 24, 2015, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting — In addition, Tesla’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by a stockholder who has delivered written notice to Tesla’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Tesla’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to Tesla’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Tesla mailed its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2015 annual meeting of stockholders will start on February 7, 2016 and end on March 8, 2016.

If a stockholder who has notified Tesla of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Tesla need not present the proposal for vote at such meeting.

The foregoing is a summary of the advance notice procedure. Complete details regarding all requirements that must be complied with are found in our bylaws. A copy of the full text of the relevant bylaw provisions may be obtained by writing to Tesla’s Corporate Secretary at our principal executive offices at 3500 Deer Creek Road, Palo Alto, CA 94304 or by accessing Tesla’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Tesla’s proxy materials, should be sent to Tesla’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2014 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2014 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and 2014 Annual Report by calling our Investor Relations department at (650) 681-5000 or by writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2014 Annual Report can also request to receive a single copy by following the instructions above.

Q:	Who can help answer my questions?

A:	Please contact our Investor Relations department by calling (650) 681-5000 or by writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations or ir@teslamotors.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Tesla’s Board of Directors currently consists of seven members who are divided into three classes with staggered three-year terms. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Mr. Harald Kroeger was a former Class I director of Tesla, whose term expired at the 2014 annual meeting of stockholders. The Board determined that effective immediately following such annual meeting, the authorized number of directors would be reduced from seven directors to six directors. Subsequently, effective as of August 11, 2014, the Board determined to increase the authorized number of directors from six directors to seven directors, and appointed Robyn M. Denholm as a director to fill the vacancy on the Board.

Nominees for Class II Directors

Two candidates have been nominated for election as Class II directors at the 2015 Annual Meeting for a three-year term expiring in 2018. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Antonio J. Gracias and Kimbal Musk for re-election as Class II directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board of Directors and the Nominating and Corporate Governance Committee to the conclusion that he should continue to serve as a director follows each of the director and nominee biographies.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Gracias and Musk. Tesla expects that Messrs. Gracias and Musk will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2015 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF ANTONIO J. GRACIAS AND KIMBAL MUSK.

Information Regarding the Board of Directors and Director Nominees

The names of the members of Tesla’s Board of Directors and Tesla’s proposed director nominees, their respective ages, their positions with Tesla and other biographical information as of April 1, 2015, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	43	Chief Executive Officer, Product Architect and Chairman
Brad W. Buss	51	Director
Robyn M. Denholm (1)(2)(3)	51	Director
Ira Ehrenpreis (2)(3)	46	Director
Antonio J. Gracias (1)(2)(3)(4)	44	Director
Stephen T. Jurvetson (1)	48	Director
Kimbal Musk	42	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Elon Musk has served as our Chief Executive Officer since October 2008 and as Chairman of our Board of Directors since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation (“SpaceX”), a company which is developing and launching advanced rockets for satellite and eventually human transportation, since May 2002, and as Chairman of SolarCity Corporation (NASDAQ: SCTY) (“SolarCity”), a solar installation company, since July 2006. Prior to joining SpaceX, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and our largest stockholder, which brings historic knowledge, operational expertise and continuity to our Board of Directors.

Brad W. Buss has been a member of our Board of Directors since November 2009. Since August 2014, Mr. Buss has been the Chief Financial Officer of SolarCity. Prior to joining SolarCity, from August 2005 to June 2014, Mr. Buss was Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company. Mr. Buss served as Vice President of Finance at Altera Corp., a semiconductor design and manufacturing company, from March 2000 to March 2001 and from October 2001 to August 2005. From March 2001 to October 2001, Mr. Buss served as the Chief Financial Officer of Zaffire, Inc., a developer and manufacturer of optical networking equipment. Mr. Buss also serves as a director of CaféPress.com. Mr. Buss holds a B.A. in economics from McMaster University and an honors business administration degree, majoring in finance and accounting, from the University of Windsor.

We believe that Mr. Buss possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial and accounting expertise with both public and private companies in diverse industries.

Robyn M. Denholm has been a member of our Board of Directors since August 2014. Since July 2013, Ms. Denholm has been Executive Vice President and Chief Financial and Operations Officer of Juniper Networks, Inc., a manufacturer of networking equipment (“Juniper”), which she joined in August 2007 as

Executive Vice President and Chief Financial Officer. Prior to joining Juniper, Ms. Denholm served in various executive roles at Sun Microsystems, Inc. from January 1996 to August 2007, including Senior Vice President of Corporate Strategic Planning, Senior Vice President of Finance, and Vice President and Corporate Controller (Chief Accounting Officer). Ms. Denholm also served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen & Company for five years in various finance assignments. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia and holds a Bachelor’s degree in Economics from the University of Sydney and a Master’s degree in Commerce from the University of New South Wales.

We believe that Ms. Denholm possesses specific attributes that qualify her to serve as a member of our Board of Directors and to serve as chair of our Audit Committee, including her executive experience and her financial and accounting expertise with international companies, including in the technology and automotive industries.

Ira Ehrenpreis has been a member of our Board of Directors since May 2007. Since 2014, Mr. Ehrenpreis has been a managing partner of DBL Partners, a venture capital firm. Since 1996, Mr. Ehrenpreis has also been with Technology Partners, a venture capital firm, where he is a managing member and leads the firm’s Cleantech practice. In the venture capital community, he has served on the Board of the National Venture Capital Association, currently serves as Co-President of the Western Association of Venture Capitalists, and is the Co-Chairman of the VCNetwork, an organization comprising more than 1,000 venture capitalists. In the cleantech sector, he has served on several industry boards, including the American Council on Renewable Energy and the Cleantech Venture Network (Past Chairman of Advisory Board), and has been the Chairman of the Clean-Tech Investor Summit in 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012 and 2013. Mr. Ehrenpreis also serves as Chairman of the World Energy Innovation Forum. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

We believe that Mr. Ehrenpreis possesses specific attributes that qualify him to serve as a member of our Board of Directors and to serve as chair of our Nominating and Corporate Governance Committee and chair of our Compensation Committee, including his experience in the Cleantech and venture capital industries.

Antonio J. Gracias has been a member of our Board of Directors since May 2007 and has served as our Lead Independent Director since September 2010. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management Corp., a private equity firm. Mr. Gracias is a director of SpaceX and SolarCity. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School.

We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Stephen T. Jurvetson has been a member of our Board of Directors since June 2009. Since 1995, Mr. Jurvetson has been a Managing Director of Draper Fisher Jurvetson, a venture capital firm. Mr. Jurvetson is a director of D-Wave Systems Inc., Synthetic Genomics Inc. and SpaceX, among other companies. Mr. Jurvetson holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Stanford Business School.

We believe that Mr. Jurvetson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the venture capital industry and his years of business and leadership experience.

Kimbal Musk has been a member of our Board of Directors since April 2004. Mr. Musk has been the owner of The Kitchen Restaurant Group, a USA Today Top Ten restaurant, since January 2004 and its Chief Executive Officer since April 2004. Mr. Musk is also a director of SpaceX and Chipotle Mexican Grill, Inc., an international chain of Mexican-themed restaurants. In November 2010, Mr. Musk became the Executive Director of The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States. Since February 2012, Mr. Musk has been a director of the Los Angeles Fund for Public Education, a philanthropic organization dedicated to driving positive change in the Los Angeles Unified School District. Since July 2012, Mr. Musk has been a director of the Anschutz Health and Wellness Center, a facility at the University of Colorado School of Medicine providing research, education and wellness services with the goal of achieving healthier lifestyles. In November 1995, Mr. Musk co-founded Zip2 Corporation, a provider of enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.Comm. in business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his business experience in retail and consumer markets, his lengthy experience on our Board of Directors, and his experience with technology companies.

See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm to audit the consolidated financial statements of Tesla for the fiscal year ending December 31, 2015, which will include an audit of the effectiveness of Tesla’s internal control over financial reporting. PricewaterhouseCoopers LLP has audited Tesla’s financial statements since fiscal 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to Tesla’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Tesla and its stockholders.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Tesla by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2014. The dollar amounts in the table and accompanying footnotes are in thousands.

	2013	2014
Audit Fees (1)	$2,396	$2,969
Audit-Related Fees (2)	—	6
Tax Fees (3)	90	10
All Other Fees (4)	2	2

Total	$2,488	$2,987

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of Tesla’s consolidated financial statements included in Tesla’s Annual Report on Form 10-K and for the review of the financial statements included in Tesla’s Quarterly Reports on Form 10-Q, as well as services that generally only Tesla’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The Audit Fees incurred in 2013 and 2014 also include fees of $201 and $227, respectively, related to services performed in connection with Tesla’s public offerings, including comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-Related Fees in 2014 consisted of fees billed for professional services rendered in connection with conflict minerals reporting required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(3)	Tax Fees in 2013 consisted primarily of fees billed for professional services rendered in connection with direct and indirect tax compliance and planning requirements in domestic and foreign tax jurisdictions, as well as $22 in 2013 and $10 in 2014 related to consultations and assistance on customs and duties-related projects.
(4)	Other Fees consist of an annual license fee of $2 in each of 2013 and 2014 for use of accounting research software.

Pre-Approval of Audit and Non-Audit Services

Tesla’s Audit Committee has adopted a policy for pre-approving audit and non-audit services and associated fees of Tesla’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Tesla by its independent registered public accounting firm, with certain de minimis exceptions described in the policy.

All PricewaterhouseCoopers LLP services and fees in fiscal 2013 and 2014 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS TESLA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL THREE

STOCKHOLDER PROPOSAL BY MR. MARK PETERS

Stockholder Proposal and Supporting Statement

In accordance with SEC rules, we have set forth below a stockholder proposal from Mark Peters, along with a supporting statement of the proponent. Mr. Peters has notified us that he is the beneficial owner of 1,540 shares of the Company’s common stock and intends to present the following proposal at the 2015 Annual Meeting. Mr. Peters’ address is 637 Highview Lane, Hurst, Texas 76054. The stockholder proposal will be required to be voted upon at the 2015 Annual Meeting only if properly presented.

Shareholder Proposal — Reduced Environmental Impact

Tesla Motors (TM) was created, in part, to address the significant environmental impact inherent in fossil-fuel powered transportation. While the Company seeks environmentally sustainable solutions, TM has made choices which conflict with these goals.

This proposal highlights the significant negative environmental impact of using animal-sourced products in TM’s products, and suggests TM minimize and then eliminate their use.

Negative Environmental Impact

In 2006 the UN Food and Agriculture Organization reported:

With rising temperatures, rising sea levels, melting icecaps and glaciers, shifting ocean currents and weather patterns, climate change is the most serious challenge facing the human race.

The livestock sector is a major player, responsible for 18 percent of greenhouse gas emissions measured in C02 equivalent. This is a higher share than transport.

[ftp.fao.org/docrep/fao/010/a0701e/a0701eOO.pdf]

This has also been supported in other research and was highlighted m the 2014 documentary, Cowspiracy.

Consumer Acceptance of Alternatives

Daimler AG, an early TM investor, has demonstrated high customer acceptance of the comfort, appearance, and durability of non-animal sourced interiors. The non-profit Consumer Reports, which accepts no advertising and anonymously purchases their test vehicles, stated the following in reviewing the 2014 Mercedes-Benz E-Class:

Expectations are high for a Mercedes interior and this one doesn’t disappoint. Almost every dashboard and door panel surface is covered with soft-touch materials. Swaths of wood encircle the interior and run down the center console. Lots of chrome bits liven up the cabin as does a fancy analog clock in the center dashboard. The faux leather perforated MB-Tex seats are convincing.

[www.consumerreports.org/cro/mercedes-benz/e-class/sedan-e250-bluetec-4-cyl/road-test.htm]

Their review of the 2015 C-Class was similar:

Inside you’ll find the expected Mercedes upscale execution, with a high-quality feel to every surface, switch, and button, and nothing garish or flashy. The artificial-leather upholstery, called MB-Tex, is the most believable fake leather you’ll find anywhere, and honestly, it can pass for the real thing.

[www.consumerreports.org/cro/news/2014/08/all-new-2015-mercedes-benz-c-class-looks-to-be-a-luxurious- crowd-pleaser/index.htm]

Audi, BMW, Lexus, Infiniti, among others, also offer non-animal interiors in many markets.

Tesla Motors Guidance

Given these facts, it is in both the shareholders’ and our planet’s best interests to eliminate the use of animal-sourced materials in TM’s products. This proposal encourages TM to consider establishing goals that:

1. Reduce the use of animal-sourced materials by 5% in 2016, 30% in 2017, and 60% in 2018, with complete elimination by EOY 2019 (baseline: 2014); and,

2. Cease the practice of penalizing customers who choose the most environmentally conscious, non-animal sourced interior choices, by EOY 2015. (Under current ordering protocols, if a leather interior is not ordered, Next-Generation seats, door panel, footwell and trunk lighting become unavailable or are downgraded.)

Conclusion

I ask for your support of this proposal because the evidence is overwhelming: GHG emissions from animal sources are a major threat. The elimination of animal-sourced materials from TM’s products will decrease the company’s environmental impact without penalty to our customers’ wants, needs or tastes. It is the right thing to do for TM, the planet, and all beings that live on it.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL BY MS. ELIZABETH FARRELL PETERS

Stockholder Proposal and Supporting Statement

In accordance with SEC rules, we have set forth below a stockholder proposal from Elizabeth Farrell Peters, along with a supporting statement of the proponent. Ms. Peters has notified us that she is the beneficial owner of 250 shares of the Company’s common stock and intends to present the following proposal at the 2015 Annual Meeting. Ms. Peters’ address is 637 Highview Lane, Hurst, Texas 76054. The stockholder proposal will be required to be voted upon at the 2015 Annual Meeting only if properly presented.

Proposal — Tesla Motors as a Cruelty-free Brand

The Model S is so far ahead of the industry that in Consumer Reports’ “Quick Take” video, with ~400k YouTube views, the evaluators at the non-profit stated:

We’ve been testing cars at Consumer Reports for a very long time, but we’ve never seen anything quite like the Tesla Model S. This car performs better than anything we’ve ever tested before. Let me repeat that, not just the best electric car, but the best car.

They concluded:

But overall, this is a terrific car. And what’s really amazing, it’s from a small company in California that has only begun building cars, and it performs better than the entries from any other car company, even companies that have been around for over 100 years.

TM should continue its ground-breaking, rule-shattering leadership by exploring the possibility of becoming the first cruelty-free, premium brand.

Ethical / Moral Implications

In the Forward of Why We Love Dogs, Eat Pigs, and Wear Cows: An Introduction to Carnism by Melanie Joy, PhD, John Robbins wrote:

The result is that we have a system of industrialized animal food production, a system of factory farming, that is under no legal compunction not to torture the animals in its “care.” The standard operating procedures in the industry are not designed to be cruel. That is not their goal or their intent. They are designed to be cost effective. But if it turns out that it is cost effective to confine animals in conditions that actually resemble Auschwitz or Dachau, then that’s what will happen.

And that’s what has happened.

Most of the millions of cows and other animals whose skins are turned into leather endure the horrors of factory farming — extreme crowding and confinement, deprivation of food and water, and disease. Branding, tail-docking, dehorning, and castration are all commonly performed without painkillers. Animals are transported hundreds of miles to feedlots and slaughterhouses-where improper stunning means many are skinned while still alive.

Alternatives

Cruelty-free materials are used by other brands: BMW’s SensaTec, Mercedes-Benz’s MB-Tex, Toyota’s SofTex, Lexus’ NuLuxe (and Infiniti’s equivalent), along with Alcantara and others.

The benefits of these products extend beyond the ethical and moral to the practical and environmental. Lexus’ website reports that NuLuxe’s manufacturing generates 65% fewer CO2 emissions than other synthetic leathers and no VOCs. “NuLuxe seating material offers more than just good looks and a supple texture. It weighs half as much as leather. Offering the fit and finish you’d expect in a Lexus, it’s available in multiple unique colors.”

Toyota’s website states: “SofTex® is a synthetic leather seat material designed for wear, easy cleaning and resisting spills. Soft to the touch, SofTex weighs about half as much as genuine leather. The way it’s made generates around 85% fewer CO2 emissions and 99% fewer Volatile Organic Compounds (VOCs) than conventional synthetic leather. It also does not include any animal-based material.”

Tesla Motors Guidance

To retain industry leadership, TM should consider becoming the first cruelty-free, premium brand.

OPPOSING STATEMENT OF THE BOARD TO PROPOSAL THREE AND PROPOSAL FOUR

The Board of Directors has considered these proposals, each of which relates to a similar subject matter, and has determined that neither is in the best interests of the Company or its stockholders.

Tesla’s mission when it was created more than a decade ago was the same as it is today: to accelerate the advent of sustainable transport by bringing compelling and increasingly affordable electric cars to market. This is why we are building the Gigafactory, expanding our production capacity at the Tesla Factory, and developing new electric vehicles.

Achieving this mission requires that we prioritize our efforts. In some cases, this means using existing materials to meet consumer expectations, where exploring alternatives would impede or delay us. Ultimately, by focusing on our mission, we believe we will create the most possible good.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST EACH OF PROPOSAL THREE AND

PROPOSAL FOUR.

CORPORATE GOVERNANCE

Investor Outreach

During the last fiscal year, Tesla’s Board of Directors determined to formally establish an active dialogue with our largest stockholders and conduct an extensive review of our corporate governance practices. We inaugurated a program of investor outreach to ensure that Tesla’s Board of Directors and management understand and consider the issues that matter most to our stockholders. Through this program, we received helpful input regarding a number of stockholder-related matters.

We do not expect that we will always be able to address all of our stockholders’ feedback. However, we seek to optimize our corporate governance by continually refining our relevant policies, procedures and practices to align the needs of the company with evolving regulations and best practices, issues raised by our stockholders, and otherwise as circumstances warrant. Taking into account such considerations, the Board of Directors, with the full recommendation of the Nominating and Corporate Governance Committee, adopted a number of significant changes to our corporate governance practices. These aspects of our corporate governance, which are described in more detail elsewhere in this proxy statement, are as follows:

•	We have adopted and posted to our website our Corporate Governance Guidelines, which provide for, among other things:

•	The Chief Executive Officer and non-executive members of the Board of Directors to be subject to significant minimum stock ownership thresholds;

•	Our named executive officers to be subject to minimum vesting periods for time-based vesting equity awards and minimum holding periods for vested equity awards; and

•	Our executive officers to be subject to a clawback policy relating to the repayment of certain incentives if there is a restatement of our financial statements.

•	Members of the Board of Directors are elected by a majority standard in uncontested elections.

•

The Tesla Motors, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) provides that Tesla will generally not take certain actions with the effect or purpose of repricing equity awards issued under the 2010 Plan.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

Tesla’s Board of Directors sets high standards for Tesla’s employees, officers and directors. Tesla is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the company and managing its affairs consistent with high principles of business ethics. Accordingly, Tesla has adopted a Code of Business Conduct and Ethics, which is applicable to Tesla and its subsidiaries’ directors, officers and employees. Tesla has also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, and charters of the standing committees of our Board of Directors, form the framework for Tesla’s corporate governance. The Code of Business Conduct and Ethics and the Corporate Governance Guidelines are each available on Tesla’s website at: http://ir.teslamotors.com/corporate-governance.cfm. Tesla will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board of Directors has determined that, with the exception of Elon Musk, Kimbal Musk and Brad W. Buss, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ.

Other than Elon Musk, no current director is or has ever been an employee of Tesla. In the course of determining the independence of each non-employee director, the Board of Directors considered the annual amount of Tesla’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board of Directors determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Tesla’s or the applicable company’s consolidated gross revenues for the applicable year. See “Certain Relationships and Related Party Transactions—Related Party Transactions” below for more detail relating to such transactions. In addition, the Board of Directors considered all other relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

With respect to Mr. Gracias, the following were relevant considerations:

•

Mr. Gracias is the Chief Executive Officer and a director of Valor Management Corp. (“VMC”). VMC funds are a minority investor in SpaceX. Mr. Gracias is a director of SpaceX. Elon Musk, our Chief Executive Officer, Product Architect and Chairman, is also the Chief Executive Officer, Chief Technology Officer, Chairman and a significant stockholder of SpaceX.

•	VMC funds are a minority investor in SolarCity. Mr. Gracias is a director of SolarCity, of which Elon Musk is the Chairman and a significant stockholder.

•

The Elon Musk Revocable Trust dated July 22, 2003 is a limited partner of Valor Equity Partners, L.P. and Valor Equity Partners II, L.P., which are advised by VMC, with subscription commitments of $2 million and $2 million, respectively.

The Board of Directors has concluded that there are no relationships that would impede the exercise of independent judgment by Mr. Gracias.

With respect to Mr. Jurvetson, the following were relevant considerations:

•

Mr. Jurvetson is a managing director of Draper Fisher Jurvetson (“DFJ”). Through its funds, DFJ is a significant stockholder of SpaceX and Mr. Jurvetson is a director of SpaceX, of which Elon Musk is Chief Executive Officer, Chief Technology Officer, Chairman and a significant stockholder.

•	Through its funds, DFJ is a significant stockholder of SolarCity, of which Elon Musk is the Chairman and a significant stockholder.

•	The Elon Musk Revocable Trust dated July 22, 2003 is a limited partner of Draper Fisher Jurvetson Fund X, L.P., which is managed by DFJ, with a subscription commitment of $250,000.

The Board of Directors has concluded that there are no relationships that would impede the exercise of independent judgment by Mr. Jurvetson.

With respect to Mr. Ehrenpreis, the following were relevant considerations:

•	Mr. Ehrenpreis is a minority investor in SpaceX, of which Elon Musk is Chief Executive Officer, Chief Technology Officer, Chairman and a significant stockholder.

The Board of Directors has concluded that there are no relationships that would impede the exercise of independent judgment by Mr. Ehrenpreis.

With respect to Ms. Denholm, the following were relevant considerations:

•

Ms. Denholm is the Executive Vice President and Chief Financial and Operations Officer of Juniper. Tesla purchases networking equipment manufactured by Juniper in the ordinary course of business through resellers, but has not entered into a purchase contract directly with Juniper.

The Board of Directors has concluded that the there are no relationships that would impede the exercise of independent judgment by Ms. Denholm.

Furthermore, no member of the Board of Directors currently serves on the boards of directors of more than two publicly held companies.

Board Leadership Structure

Roles of Chairman of the Board and Lead Independent Director

Elon Musk has served as Chief Executive Officer since October 2008 and as Chairman of the Board of Directors since April 2004. In addition, we have had a Lead Independent Director since 2010. The Board of Directors believes that its current leadership structure, in which the positions of Chairman and Chief Executive Officer are held by Mr. Musk, together with a Lead Independent Director with broad authority, is appropriate at this time and provides the most effective leadership for Tesla in a highly competitive and rapidly changing technology industry. In addition, our corporate governance policies and practices provide for oversight of Tesla’s business and senior management by experienced independent directors and minimize any potential conflicts that may result from combining the positions of Chief Executive Officer and Chairman. The Board believes that an important component of the Board’s leadership structure is having an effective Lead Independent Director in place with broad authority to direct the actions of the independent directors and regularly communicate with the Chief Executive Officer.

The role of Lead Independent Director is currently held by Mr. Gracias, the Chief Executive Officer of VMC, who has been a director of Tesla since May 2007 and was appointed as the Lead Independent Director in September 2010. As Lead Independent Director, among other things, Mr. Gracias:

•	reviews the agenda and materials for meetings of the independent directors;

•	consults with the Chief Executive Officer and Chairman regarding Board meeting agendas, schedules and materials;

•	communicates with the Chief Executive Officer and Chairman;

•	acts as a liaison between the Chief Executive Officer and Chairman and the independent directors when appropriate;

•	raises issues with management on behalf of the independent directors;

•	annually reviews, together with the Nominating and Corporate Governance Committee, the Board’s performance during the prior year; and

•	serves as the Board’s liaison for consultation and communication with stockholders as appropriate.

Tesla also has a mechanism for stockholders to communicate directly with non-management directors (see “Corporate Governance — Contacting the Board of Directors” below).

Committees of the Board of Directors

In addition, the Board has three standing committees — Audit, Compensation, and Nominating and Corporate Governance, which are each further described below. Each of the Board committees is comprised solely of independent directors, and each committee has a separate chair. Our independent directors regularly meet in executive session, and at such other times as necessary or appropriate as determined by the independent directors. In addition, as part of our governance review and succession planning, the Board of Directors (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Tesla.

Board Role in Risk Oversight

The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Employee Compensation Risks

Tesla’s management and the Compensation Committee have assessed the risks associated with Tesla’s compensation policies and practices for all employees, including non-executive officers. Based on the results of this assessment, Tesla does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Tesla.

Board Meetings and Committees

During fiscal 2014, the Board of Directors held five (5) meetings. In 2014, each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which such director served, in each case held during such director’s relevant period of service.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58) of the Exchange Act, currently consists of Ms. Denholm, Mr. Gracias and Mr. Jurvetson, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Ms. Denholm is the chairperson of the Audit Committee. The Board of Directors has determined that Ms. Denholm is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of Tesla’s independent auditors, and approving the audit and non-audit services to be performed by Tesla’s independent auditors;

•	monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors Tesla’s interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in Tesla’s annual proxy statement.

The Audit Committee held eight (8) meetings during the last fiscal year. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/corporate-governance.cfm.

The Audit Committee Report is included in this proxy statement on page 52.

Compensation Committee

The Compensation Committee is currently comprised of Ms. Denholm, Mr. Ehrenpreis and Mr. Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chairperson of the Compensation Committee.

The Compensation Committee is responsible for, among other things:

•	overseeing Tesla’s compensation policies, plans and benefit programs;

•

reviewing and approving for Tesla’s executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in Tesla’s annual proxy statement; and

•	administering Tesla’s equity compensation plans.

The Compensation Committee held twelve (12) meetings during the last fiscal year. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/corporate-governance.cfm. Under the provisions of its charter, the Compensation Committee may form and delegate its authority to one or more subcommittees where appropriate. The Compensation Committee does not presently have any subcommittees, and no such delegations have been made.

The Compensation Committee Report is included in this proxy statement on page 39.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Ms. Denholm, Mr. Ehrenpreis and Mr. Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chairperson of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting the Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board of Directors;

•	reviewing the succession planning for Tesla’s executive officers;

•	overseeing the evaluation of Tesla’s Board of Directors and management; and

•	recommending members for each Board committee to the Board of Directors.

The Nominating and Corporate Governance Committee held twelve (12) meetings during the last fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/corporate-governance.cfm.

Compensation Committee Interlocks and Insider Participation

Mr. Buss, Ms. Denholm, Mr. Ehrenpreis and Mr. Gracias served as members of the Compensation Committee during fiscal 2014. Mr. Buss vacated his positions from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee on August 11, 2014, upon joining SolarCity as its Chief Financial Officer. On August 5, 2014, Mr. Jeffrey Brian Straubel, Tesla’s Chief Technical Officer, vacated his previous position on the compensation committee of SolarCity.

No interlocking relationships exist between any member of Tesla’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Tesla or its subsidiaries.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: General Counsel/Legal, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Tesla within the last three years and evidence of the nominating person’s ownership of Tesla stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Nominating and Corporate Governance Committee regularly reviews the current composition and size of the Board of Directors.

•

The Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and (3) such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

•

While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of Tesla’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Corporate Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Corporate Governance Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Corporate Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the full Board of Directors the director nominees.

Both Elon Musk and Stephen T. Jurvetson, who were nominated by the Board of Directors pursuant to a recommendation by the Nominating and Corporate Governance Committee for reelection as Class I directors of Tesla at the 2014 annual meeting of stockholders, were reelected at such meeting. Each received greater than 80% of the votes cast in respect of such elections.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Tesla does not have a formal policy regarding attendance by members of the Board of Directors at Tesla’s annual meeting of stockholders, Tesla encourages, but does not require, directors to attend. All of our directors who served at the time of the prior year’s annual meeting of stockholders attended such meeting, other than Harald Kroeger.

Stock Transactions

Insider Trading Policy and Rule 10b5-1 Trading Plans

Tesla has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Tesla’s common stock. In addition, three of Tesla’s current executive officers and one director have entered into Rule 10b5-1 trading plans.

Stock Ownership by Board of Directors and Management

To align the interests at the highest level of our management with those of our stockholders, the Board of Directors has instituted the following requirements relating to stock ownership under our Corporate Governance Guidelines.

Each member of the Board of Directors and our Chief Executive Officer is subject to the following minimum stock ownership requirements: (i) each director shall own shares of Tesla stock equal in value to at least five times the annual cash retainer for directors (exclusive of retainer amounts for service as Lead Independent Director or as a member or chair of a Board committee), and (ii) our Chief Executive Officer shall own shares of Tesla stock equal in value to at least six times his/her base salary. Each individual shall have five years from the later of March 3, 2015 and the date such person assumed his or her relevant role at Tesla to come into compliance with these ownership requirements. Each person’s compliance with the minimum stock ownership level will be determined on the date when this compliance grace period expires, and then annually on each December 31, by multiplying the number of shares held by such person and the average closing price of those shares during the preceding month. Each of our Chief Executive Officer and our directors is in the applicable compliance period.

Our Corporate Governance Guidelines also provide that no equity award as to which vesting or the lapse of a period of restriction occurs based solely on the passage of time that is granted to a named executive officer may vest, or have a period of restriction that lapses, earlier than six months from the date on which such vesting or lapse commences. Furthermore, our Corporate Governance Guidelines provide that no named executive officer may sell, transfer, pledge, assign, or otherwise dispose of any shares of Tesla stock acquired pursuant to any stock option, restricted stock unit or other equity award granted by Tesla earlier than the date that is six months after the date on which such award vests or the period of restriction with respect to such award lapses, as applicable.

Prohibition of Equity Award Repricing

Tesla views equity-based compensation to be a key factor in incentivizing the future performance of our personnel. Consequently, the 2010 Plan provides that stock options and other equity-based awards issued under the 2010 Plan that derive their value from the appreciation of the value of Tesla’s stock may not be exchanged for other awards, repurchased for cash, or otherwise be made the subject of transactions that have the purpose or effect of repricing such awards.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors regarding appropriate Tesla business-related comments may do so electronically at the following website: http://ir.teslamotors.com/contactBoard.cfm. Such stockholders who desire to contact our non-employee directors by mail may do so by writing Tesla’s Corporate Secretary at Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304. Our General Counsel, or someone acting in his or her place, receives these communications unfiltered by Tesla, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@teslamotors.com.

EXECUTIVE OFFICERS

The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of April 1, 2015, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	43	Chief Executive Officer, Product Architect and Chairman
Deepak Ahuja	52	Chief Financial Officer
Jeffrey B. Straubel	39	Chief Technology Officer
Jerome Guillen	42	Vice President, Worldwide Service and Deliveries
Greg Reichow	45	Vice President, Production

Elon Musk. For a brief biography of Mr. Musk, please see “Proposal One — Election of Directors — Information Regarding the Board of Directors and Director Nominees.”

Deepak Ahuja has served as our Chief Financial Officer since July 2008. Prior to joining us, Mr. Ahuja served in various positions at Ford Motor Company from August 1993 to July 2008, most recently as the Vehicle Line Controller of Small Cars Product Development from July 2006 to July 2008, and as Chief Financial Officer for Ford of Southern Africa from February 2003 to June 2006. Mr. Ahuja also served as the Chief Financial Officer for Auto Alliance International, a joint venture between Ford and Mazda, from September 2000 to February 2003. Mr. Ahuja holds an M.S.I.A. (which was subsequently redesignated as an M.B.A.) from Carnegie Mellon University, a M.S. in materials engineering from Northwestern University and a Bachelors degree in ceramic engineering from Banaras Hindu University in India.

Jeffrey B. Straubel has served as our Chief Technology Officer since May 2005 and previously served as our Principal Engineer, Drive Systems from March 2004 to May 2005. Prior to joining us, Mr. Straubel was the Chief Technical Officer and co-founder of Volacom Inc., an aerospace firm which designed a specialized high-altitude electric aircraft platform, from 2002 to 2004. Mr. Straubel holds a B.S. in energy systems engineering from Stanford University and a M.S. in engineering, with an emphasis on power electronics, microprocessor control and energy conversion, from Stanford University.

Jerome Guillen has served as our Vice President, Worldwide Service and Deliveries since March 2015, and previously served as our Vice President, Worldwide Sales and Service from April 2013 to March 2015 and as our Model S Program Director from November 2010 to April 2013. Prior to joining us, Mr. Guillen served as Director, Business Innovation at Daimler AG, an automobile manufacturer, from September 2007 to November 2010. Mr. Guillen also served as Director, New Product Development at Freightliner LLC, a manufacturer of trucks and heavy duty vehicles, from September 2002 to September 2007. Mr. Guillen holds a Ph.D. in mechanical engineering from the University of Michigan, in addition to a dual degree in energy technologies from Escuela Tecnica Superior de Ingenieros Industriales in Madrid and in mechanical engineering from Ecole Nationale Superieure de Techniques Avancees in Paris.

Greg Reichow has served as our Vice President, Production since May 2013 and previously served as our Vice President of Operations, Powertrain, from April 2011 to May 2013. Prior to joining us, Mr. Reichow was Senior Vice President of Operations at SunPower Corporation, a solar cell and panel manufacturer, from November 2003 to April 2011. Mr. Reichow holds a B.S. in mechanical and industrial engineering from the University of Minnesota, Twin Cities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2014 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

The following discussion and analysis relates to the compensation arrangements for 2014 of (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2014 (our “named executive officers”). Our named executive officers for fiscal 2014 were:

Name	Position
Elon Musk	Chief Executive Officer, Product Architect and Chairman
Deepak Ahuja	Chief Financial Officer
Jeffrey B. Straubel	Chief Technology Officer
Jerome Guillen	Vice President, Worldwide Service and Deliveries
Greg Reichow	Vice President, Production

Compensation Philosophy — Introduction

Our goal is to accelerate the advent of sustainable transport by bringing compelling and increasingly affordable electric cars to market. We design, develop, manufacture and sell high-performance fully electric vehicles and advanced electric vehicle powertrain components, as well as stationary battery storage applications. To achieve our goals, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy, to attract, retain and incentivize talented, deeply qualified, and committed executive officers that share our philosophy and desire to work toward these goals. We believe compensation incentives for such executive officers should promote the success of our company and motivate them to pursue corporate objectives, and above all should be structured so as to reward clear, easily measured performance goals that closely align the executive officers’ incentives with the long-term interests of stockholders. Furthermore, we have sought to harmonize the compensation structures of our other employees to conform to our overall compensation philosophy.

Our current compensation programs reflect our startup origins in that they consist primarily of salary and equity awards, primary in the form of stock options, for senior executive officers. Consistent with our historical compensation philosophy, we do not currently provide our senior executive officers with any form of a cash bonus program or any severance provisions providing for continued salary or other benefits upon termination of an executive officer’s employment with us.

Additionally, as our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we will review executive compensation annually. We may from time to time make new equity awards and adjustments to the components of our executive compensation program in connection with our yearly compensation review. For example, in fiscal 2012, we retained Compensia, Inc., a compensation advisory firm (“Compensia”), to review Chief Executive Officer equity compensation and outside director compensation and implemented an option award grant to our Chief Executive Officer and an amendment to our outside director compensation policy. See “Executive Compensation — Compensation Discussion and Analysis — Chief Executive Officer Compensation” and “Executive Compensation — Compensation of Directors — Standard Director Compensation Arrangements.”

Fiscal 2014 Company Highlights and Compensation Overview

Our financial and business highlights for fiscal 2014 include the following:

•

We delivered 31,655 vehicles during 2014, leading to total GAAP revenues of $3.2 billion, an increase of 60% over revenues of $2.0 billion in 2013. As of the end of the year, we had delivered almost 57,000 vehicles worldwide.

•	We expanded our production capacity to over 1,000 vehicles per week, allowing us to achieve our production target of 35,000 vehicles during 2014.

•

We increased gross margin for the year ended 2014 to 27.6% from 22.7% for the year ended 2013. This increase reflects the higher vehicle production volume, supply chain efficiencies and component cost reductions we achieved despite production and model expansion activities.

•

We introduced our All-Wheel Drive Dual Motor Model S and several Autopilot functions. The performance version of the All-Wheel Drive Dual Motor Model S is now the world’s fastest accelerating four-door production car of all time, with a 0 to 60 mph time of 3.1 seconds.

•	We entered several new markets in 2014, including China, Japan, Hong Kong and Australia. We also introduced the right hand drive version of the Model S in many of these markets.

•	We continued with the development of Model X and completed the Alpha and Beta engineering builds.

•

We began construction of the Gigafactory, our facility where we will work together with suppliers to integrate battery precursor material, cell, module and battery pack production in one location. We currently expect to produce cells at this site beginning in 2016 for use initially in Model S and Model X, and later in future vehicle and stationary storage applications. Panasonic agreed to partner with us at the Gigafactory with investments in production equipment.

•	We expanded our Supercharger network by over 400% during the year, ending the year with 337 stations worldwide.

•

We launched our own leasing product for Model S through Tesla Finance to offer an enhanced customer experience for those customers in North America that wish to lease their Model S. We offer leases in 37 states, the District of Columbia, and in 4 provinces of Canada. We formed partnerships with several financial institutions in many markets in Europe and APAC in order to offer financing and leasing products to Model S customers.

•

We issued $920.0 million principal amount of 0.25% convertible senior notes due 2019 and $1.38 billion principal amount of 1.25% convertible senior notes due 2021 in a public offering and received total cash proceeds of approximately $2.27 billion, net of underwriting discounts and offering costs.

•

In addition, our total stock performance from our initial public offering on June 29, 2010 through the end of fiscal year 2014 has been very strong. In particular, our stock price grew significantly during 2014, increasing by 48%. By comparison, the NASDAQ Composite Index increased by 13% in 2014.

As described in more detail below and in the compensation tables that follow this Compensation Discussion and Analysis, our compensation structure applicable to our named executive officers did not change significantly during fiscal 2014:

•	Our Chief Executive Officer continues to work for an annual base salary of $37,440, consistent with minimum wage requirements under California law, and still does not accept his salary.

•	Our other named executive officers’ salaries did not increase in 2014 other than for Greg Reichow, our Vice President, Production.

•	We have no cash bonus program for any of our named executive officers.

•

Our compensation program is still predominantly in the form of stock options, with a focus on performance-based awards, which are designed to promote incentives that are aligned with long-term stockholder interests.

•	We have historically granted on a limited basis severance provisions providing for continued salary or other benefits upon termination of an executive officer’s employment with us.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee has overall responsibility for recommending to our Board of Directors the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board of Directors. Currently, the Compensation Committee consists of three members of the Board, Ms. Denholm, Mr. Ehrenpreis and Mr. Gracias, none of whom is an executive officer of the Company, and each of whom qualifies as (i) an “independent director” under the rules of The Nasdaq Stock Market, and (ii) an “outside director” under Code Section 162(m). See the section entitled “Corporate Governance — Board Meetings and Committees — Compensation Committee.”

Role of Compensation Consultant

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of the Company’s compensation programs and philosophy. The Compensation Committee retained Compensia as its compensation consultant in 2012 to prepare for the Compensation Committee’s consideration a framework for a long-term equity grant for the Chief Executive Officer as well as a market analysis of the competitiveness of the Company’s outside director compensation structure. Compensia reported directly to the Compensation Committee. Based on its review of its engagement of Compensia in 2012, including considerations of factors set forth in the SEC’s rules, the Compensation Committee concluded that no conflict of interest existed that would have prevented Compensia from independently advising the Compensation Committee. Compensia did not provide any other services to us during fiscal 2012, fiscal 2013 or fiscal 2014.

Role of Executive Officers in Compensation Decisions

For executive officers other than our Chief Executive Officer, the Compensation Committee has historically sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels that are used throughout our compensation plans, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as the Company’s performance. Our Compensation Committee considers our Chief Executive Officer’s recommendations, but may adjust up or down as it determines in its discretion, and approves the specific compensation for all the executive officers. All such compensation determinations by our Compensation Committee are largely discretionary.

Our Compensation Committee meets regularly in executive session, and our Chief Executive Officer generally does not attend Compensation Committee meetings or discussions where recommendations are made regarding his compensation. He is not present during Compensation Committee deliberations or votes on his compensation and also abstains from voting in sessions of the Board of Directors where the Board of Directors acts on the Compensation Committee’s recommendations regarding his compensation.

The Role of Stockholder Say-on-Pay Votes

At the 2011 and 2014 annual meetings of our stockholders, we held “say-on-pay” advisory votes on the compensation of our named executive officers for the 2010 and 2013 fiscal year, respectively. Each time, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 94% of stockholder votes cast in favor of our compensation policies for our named executive officers. Given this result, and following consideration of it, the Compensation Committee has decided to retain our overall approach to executive compensation. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our first such vote at the 2011 annual meeting of stockholders, and the Board of Directors took into account our stockholders’ preference (approximately 74% of stockholder votes cast at the 2011 annual meeting of our stockholders) for a triennial vote. Consequently, the Board of Directors determined that we will hold a triennial advisory stockholder vote on the compensation of our named executive officers until they consider the results of our next “say-on-pay” frequency vote, which is anticipated to be held at our 2017 annual meeting.

Clawback Policy

Our Corporate Governance Guidelines sets forth a clawback policy with respect to any annual incentive payment or long-term incentive payment that may be received by an executive officer, where such payment would be predicated upon achieving certain financial results that were subsequently the subject of a financial restatement of our financial statements, and a lower payment would have been made to the executive based upon the restated financial results. In such case, the Board of Directors has the authority to seek to recover from the executive officer the amount by which such officer’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Chief Executive Officer Compensation

In developing compensation recommendations for the Chief Executive Officer, the Compensation Committee has sought both to appropriately reward the Chief Executive Officer’s previous and current contributions and to create incentives for the Chief Executive Officer to continue to contribute significantly to successful results in the future. In addition to serving as the Chief Executive Officer since October 2008, Elon Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to vehicle engineering and design, raising capital for us and bringing investors to us, and raising public awareness of the Company. Further, Mr. Musk has served, and continues to serve, as our Chief Product Architect.

Overview — Cash Compensation

Mr. Musk continues to work for an annual base salary of $37,440, consistent with minimum wage requirements under California law, and he is subject to income taxes based on such base salary. Mr. Musk, however, has never accepted and currently does not accept his salary.

Overview — Equity Compensation

Prior to option grant awards made in December 2009, Mr. Musk did not receive any equity compensation for his services over a period of five years.

In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his existing grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as Chief Executive Officer.

In 2012, to create incentives for continued long term success beyond the Model S program and to further align executive pay with increases in stockholder value, the Compensation Committee reviewed Mr. Musk’s equity compensation and retained Compensia to advise in such review. Following such review, the Compensation Committee recommended to the Board of Directors a new stock option grant to Mr. Musk. On August 1, 2012, our Board of Directors approved a grant to Mr. Musk of options to purchase 5,274,901 shares of our common stock at an exercise price of $31.17 per share representing 5% of our total issued and outstanding shares as of August 13, 2012, the effective date of such grant (the “2012 CEO Grant”). The 2012 CEO Grant consists of ten equal vesting tranches, with a vesting schedule based entirely on the attainment of both operational and market capitalization milestones, as further detailed below. The 2012 CEO Grant was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, many of the requisite milestones were viewed as very difficult to achieve when the 2012 CEO Grant was made.

Each of the ten vesting tranches requires that the Company meet a combination of an operational milestone achievement and a significant increase in our market capitalization of $4.0 billion. For example, since our average market capitalization for the 30 trading days prior to August 13, 2012, the date of grant, was $3.2 billion, the first tranche would vest only when we have more than doubled our market capitalization as of such time to $7.2 billion and any one of the operational milestones described below is met. The second tranche would vest only if there is another $4.0 billion increase in our market capitalization to $11.2 billion and when any two of the operational milestones described below are met. The remaining tranches are structured in a similar manner, so that the 2012 CEO Grant would be fully vested when we achieve a sustained market capitalization of $43.2 billion and all ten operational milestones described below have been achieved. Market capitalization for purposes of milestone achievement will be determined based on a rolling six month historic average (based on trading days only). The market capitalization for a particular trading day is equal to the closing price multiplied by outstanding shares of common stock as of the end of such trading day. The term of the 2012 CEO Grant is ten years, so that if any vesting tranches remain unvested after expiration of the 2012 CEO Grant, they will be forfeited. In addition, Mr. Musk will forfeit any unvested options if he is terminated as Chief Executive Officer of the Company, whether for cause or otherwise.

In addition to the market capitalization milestones, vesting for each of the ten tranches requires achievement of certain operational milestones. To illustrate, vesting of the first tranche requires the achievement of any one of the ten defined operational milestones, vesting of the second tranche requires the achievement of any two of the ten defined operational milestones, etc. The ten operational milestones for the 2012 CEO Grant are:

•	Successful completion of the Model X Alpha Prototype;

•	Successful completion of the Model X Beta Prototype;

•	Completion of the first Model X Production Vehicle;

•	Successful completion of the Model 3 Alpha Prototype;

•	Successful completion of the Model 3 Beta Prototype;

•	Completion of the first Model 3 Production Vehicle;

•	Gross margin of 30% or more for four consecutive quarters;

•	Aggregate vehicle production of 100,000 vehicles;

•	Aggregate vehicle production of 200,000 vehicles; and

•	Aggregate vehicle production of 300,000 vehicles.

As of the date of this filing, six market capitalization milestones for the 2012 CEO Grant have been achieved, and the following two operational milestones were achieved and approved by the Board of Directors:

•	Successful completion of the Model X Alpha Prototype; and

•	Successful completion of the Model X Beta Prototype.

Consequently, as of the date of this filing, two of the ten tranches of the 2012 CEO Grant, representing options to purchase an aggregate 1,054,980 shares, have vested. However, Mr. Musk has not exercised any of such vested options to date.

The vesting of the 2012 CEO Grant will not accelerate in the event of a change in control of the Company. However, in a change in control event, the achievement of market capitalization-related vesting milestones for the 2012 CEO Grant will be based solely on our market capitalization as of the effectiveness of such change in control rather than the rolling six month historic average. The 2012 CEO Grant will not need to be adopted by an acquirer and, to the extent unvested on such date, will expire.

In 2013 and 2014, Mr. Musk did not receive any additional equity compensation except in respect of certain awards granted during 2013 pursuant to a patent incentive program that was available to employees generally. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Equity Award Grants.”

Realized Compensation

For purposes of the “Summary Compensation Table” following this Compensation Discussion and Analysis, we are required to report pursuant to applicable SEC rules any stock option grants to Mr. Musk at values determined as of their respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation” (“ASC Topic 718”). As a result, there may be a significant disconnect between what is reported as compensation for a given year in such table and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of reported compensation in respect of such stock option grants is an incentive for future performance and is realizable only if the Company’s stock price appreciates and the Company achieves applicable vesting requirements.

To supplement the reported compensation disclosed in the “Summary Compensation Table,” we have included the following table, which shows the total realized compensation of Mr. Musk for the periods presented in the “Summary Compensation Table.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding the impact of the Company’s stock price performance and the requirement of operational milestones for the vesting of an option award on the value of compensation that Mr. Musk ultimately realizes.

Year	Total Compensation Reported in Summary Compensation Table ($)		Total Realized Compensation ($)(1)
2014	35,360	(2)	52,138	(3)
2013	69,989		33,280	(4)
2012	78,150,010	(5)	39,280	(4)

(1)	Total realized compensation for a given year is defined as salary, cash bonuses, non-equity incentive plan compensation and all other compensation as reported in the “Summary Compensation Table” below, plus, with respect to any stock option exercised in such year, if any, the difference between the market price of Tesla common stock at the time of exercise on the exercise date and the exercise price of the option, plus, with respect to any restricted stock unit vested in such year, if any, the market price of Tesla common stock at the time of vesting.
(2)	Reflects an increase in the applicable minimum wage in the State of California, effective July 1, 2014. Prior to such date, the annualized minimum wage salary for Mr. Musk was $33,280.
(3)	Includes salary in the amount of $35,360, which Mr. Musk has not accepted, and $16,778 in respect of the vesting of a restricted stock unit award granted in 2013 pursuant to a company-wide patent incentive program. Mr. Musk has not sold the shares underlying such vested award.
(4)	Mr. Musk has not accepted any of the amount noted.
(5)

Includes the value of a stock option grant intended to compensate Mr. Musk over its ten-year term and will become vested as to all shares subject to it only if our market capitalization increases to $43.2 billion and all ten performance milestones are achieved during such ten year period. 1/10th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of ten performance milestones specified above relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, six market capitalization milestones and two operational milestones have been achieved. However, Mr. Musk has not exercised any of the vested options to date.

Elements of Executive Compensation

In addition to specific elements of our Chief Executive Officer’s compensation discussed above, our current executive compensation program, which was set by our Compensation Committee, generally consists of the following components:

•	base salary;

•	equity-based incentives;

•	historically, severance benefits in limited cases; and

•	other benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our stockholders.

Base Salary

Our Compensation Committee is responsible for setting our Chief Executive Officer’s and other executives’ base salaries. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles, performance and the competitive market. The completion of key projects or technical milestones is also a factor in salary determinations. Because we typically do not provide cash bonuses to our executive officers, we also view salary as a key motivation and reward for our executives’ overall performance. As of the date of this filing, the Compensation Committee has not increased the base salaries of our named executive officers in 2015.

We provide base salary to our named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. The following table sets forth information regarding the base salary for fiscal years 2014 and 2015 for our named executive officers:

Named Executive Officer	Fiscal 2014 Base Salary ($)	Fiscal 2015 Base Salary ($)
Elon Musk(1)	33,280	37,440
Deepak Ahuja	338,000	338,000
Jeffrey B. Straubel	249,600	249,600
Jerome Guillen	275,000	275,000
Greg Reichow(2)	225,000	275,000

(1)	Mr. Musk’s salary is based on minimum wage requirements under California law and he is subject to income taxes based on such base salary. The annualized minimum wage requirement for Mr. Musk in 2014 was $33,280 until July 1, 2014, when it increased to $37,440. Mr. Musk, however, has never accepted and currently does not accept his salary. Under California law, Mr. Musk is entitled to the portion of the base salary that he does not receive each year.
(2)	Mr. Reichow’s base salary increased to $275,000 effective January 16, 2014.

Equity-based incentives — Overview

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock, and we have granted to our named executive officers both options that vest over a long-term period and options that vest only upon the achievement of specified Company performance milestones. We believe that equity grants align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance and create an ownership culture. In addition, the vesting features of our equity grants contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the scheduled vesting period or until the achievement of the applicable vesting milestones, which are expected to be achieved over the medium- to long-term. To date, we have not had an established set of criteria for granting equity awards; instead the Compensation Committee exercises its judgment and discretion, in consultation with our Chief Executive Officer, and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer to determine the level of equity awards that it approves.

We do not have, nor do we plan to establish, any program, plan, or practice to time stock option grants in coordination with releasing material non-public information. The Compensation Committee meets monthly to approve stock option grants, which grants become effective as of the second Monday of the month, in accordance with our equity incentive award grant policy.

Equity award grants

In January 2014, to create incentives for continued long term success beyond the Model S program and to closely align executive pay with our stockholders’ interests in the achievement of significant milestones by the Company, the Compensation Committee granted stock options to certain employees of the Company. Each option grant has a vesting schedule based entirely on the attainment of the following performance objectives:

•	1/4th of the shares subject to the options are scheduled to vest upon completion of the first Model X Production Vehicle;

•	1/4th of the shares subject to the options are scheduled to vest upon achieving aggregate vehicle production of 100,000 vehicles in a trailing 12-month period;

•	1/4th of the shares subject to the options are scheduled to vest upon completion of the first Model 3 Production Vehicle; and

•	1/4th of the shares subject to the options are scheduled to vest upon achievement of annualized gross margin of greater than 30.0% in any three years.

The following table sets forth these performance-based stock option grants we made to certain of our named executive officers:

Name	Date of Grant	Number of Shares Underlying Option	Exercise Price ($)	Vesting Start Date	Vesting Schedule (1)
Deepak Ahuja	1/13/2014	45,000	139.34	—	Vesting upon the achievement of milestones as described above
Jeffrey B. Straubel	1/13/2014	220,000	139.34	—	Vesting upon the achievement of milestones as described above
Jerome Guillen	1/13/2014	55,000	139.34	—	Vesting upon the achievement of milestones as described above
Greg Reichow	1/13/2014	65,000	139.34	—	Vesting upon the achievement of milestones as described above

(1)	In each case, vesting remains subject to continued service through each vesting date.

We made no other equity award grants to any of our named executive officers in 2014 or 2013 other than to Messrs. Musk and Straubel, who were granted equity awards for their contributions to various patents of the Company. These awards were granted as part of our company-wide patent incentive program that was available to employees generally. The following table sets forth these equity awards:

Name	Award Type	Date of Grant	Number of Shares Underlying Award	Exercise Price ($)	Vesting Start Date	Vesting Schedule
Elon Musk	Restricted Stock Unit	12/9/2013	75	—	12/5/2013	Fully vesting on one-year anniversary of vesting start(1)
	Stock Option	6/10/2013	350	100.05	—	Fully vested on grant date
	Stock Option	4/8/2013	350	41.83	—	Fully vested on grant date
Jeffrey B. Straubel	Restricted Stock Unit	3/10/2014	75	—	3/5/2014	Fully vesting on March 5, 2015(1)
	Restricted Stock Unit	2/10/2014	75	—	3/5/2014	Fully vesting on March 5, 2015(1)
	Restricted Stock Unit	12/9/2013	75	—	12/5/2013	Fully vesting on one-year anniversary of vesting start(1)
	Restricted Stock Unit	11/11/2013	150	—	12/5/2013	Fully vesting on one-year anniversary of vesting start(1)
	Restricted Stock Unit	10/14/2013	75	—	12/5/2013	Fully vesting on one-year anniversary of vesting start(1)
	Stock Option	7/8/2013	1,050	121.61	—	Fully vested on grant date
	Stock Option	6/10/2013	700	100.05	—	Fully vested on grant date
	Stock Option	5/13/2013	700	87.80	—	Fully vested on grant date
	Stock Option	4/8/2013	350	41.83	—	Fully vested on grant date
	Stock Option	3/11/2013	700	39.10	—	Fully vested on grant date
	Stock Option	2/11/2013	350	38.42	—	Fully vested on grant date

(1)	In each case, vesting remains subject to continued service through each vesting date.

Severance and Change of Control Benefits

No named executive officer has a currently effective severance or change of control arrangement with the Company. See “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Bonus

We did not provide any cash-based bonus awards to our named executive officers in 2014, and we do not currently have any specific arrangements with our named executive officers providing for cash-based bonus awards.

Non-Equity Incentive Plan Compensation

We did not provide any non-equity incentive plan compensation to any of our named executive officers in 2014, and we do not currently have any specific arrangements with our named executive officers providing for non-equity incentive plan compensation.

Perks

We generally do not provide any additional perquisites to our named executive officers except in certain limited circumstances.

Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a 401(k) plan for which no match by Tesla is provided;

•	an employee stock purchase plan;

•	short-and long-term disability;

•	medical and dependent care flexible spending account; and

•	a health savings account.

Tax and Accounting Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (“Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of us that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Because of the limitations of Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Code Section 162(m). In addition to salary and bonus compensation, the realization of value by such officers with respect to equity-based awards is treated as compensation and accordingly, in any year, such realization of value may cause an officer’s total compensation to exceed $1,000,000. However, compensation from awards that meet certain requirements set forth in Code Section 162(m) will not be subject to the $1,000,000 cap on deductibility. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions.

We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables above, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee oversees Tesla’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Ira Ehrenpreis (Chair)

Robyn M. Denholm

Antonio J. Gracias

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers. No disclosure is provided for 2012 for those persons who were not named executive officers in 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Elon Musk	2014	35,360		—		—		—		—	35,360
Chief Executive Officer, Product Architect and Chairman	2013	33,280		—		10,620	(3)	26,089	(3)	—	69,989
	2012	33,280		6,000	(3)	—		78,110,730	(4)	—	78,150,010

Deepak Ahuja	2014	338,000		—		—		3,446,343	(5)		3,784,343
Chief Financial Officer	2013	338,000		—		—		—		—	338,000
	2012	338,000		—		—		563,457		—	901,457

Jeffrey B. Straubel	2014	249,600		—		32,655	(3)	16,848,788	(5)	—	17,131,043
Chief Technology Officer	2013	249,600		10,500	(3)	45,804	(3)	161,699	(3)	—	467,603
	2012	249,600		4,500	(3)	—		956,300		—	1,210,400

Jerome Guillen	2014	275,000		—		—		4,212,197	(5)	—	4,487,197
Vice President, Worldwide Service and Deliveries	2013	263,893	(6)	—		—		—		—	263,893

Greg Reichow	2014	272,915	(7)					4,978,051	(5)	—	5,250,966
Vice President, Production	2013	225,000		—		—		—		—	225,000

(1)	Reflects restricted stock unit awards, the fair value of which is measured on the grant date based on the closing fair market value of our common stock.
(2)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015.
(3)	Consists solely of patent award bonuses pursuant to our company-wide patent incentive program.

(4)

This grant is intended to compensate Mr. Musk over its ten-year term and will become vested as to all shares subject to it only if our market capitalization increases to $43.2 billion and all ten performance milestones are achieved during such ten year period. 1/10th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of ten specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, six market capitalization milestones and two operational milestones have been achieved. Mr. Musk has not exercised any of the vested options to date. See “Executive Compensation — Compensation Discussion and Analysis — Chief Executive Officer Compensation” above.

(5)

1/4th of the total number of shares subject to this grant will become vested and exercisable each time one of four specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total vehicle production and gross margin targets is attained, subject to the grantee’s continued service to us at each such vesting event. As of the date of this filing, no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation” above.

(6)	Mr. Guillen’s base salary increased from $239,200 to $275,000 effective April 23, 2013.
(7)	Mr. Reichow’s base salary increased from $225,000 to $275,000 effective January 16, 2014.

Grants of Plan-Based Awards in 2014

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2014 under any plan.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)(3)
			Threshold (#)	Target (#)	Maximum (#)
Deepak Ahuja	1/13/2014	(4)	—	45,000	—	—	139.34	3,446,343
Jeffrey B. Straubel	3/10/2014		—	—	—	75	—	17,913
	2/10/2014		—	—	—	75	—	14,742
	1/13/2014	(4)	—	220,000	—	—	139.34	16,848,788
Jerome Guillen	1/13/2014	(4)	—	55,000	—	—	139.34	4,212,197
Greg Reichow	1/13/2014	(4)	—	65,000	—	—	139.34	4,978,051

(1)	Reflects restricted stock unit awards granted as part of our company-wide patent incentive program.
(2)	The vesting schedule applicable to each award is set forth below in the section entitled “Outstanding Equity Awards at 2014 Fiscal Year-End”.
(3)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The fair value of restricted stock unit awards is measured on the grant date based on the closing fair market value of our common stock. The assumptions used in the valuation of option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.
(4)

1/4th of the total number of shares subject to this grant will become vested and exercisable each time one of four specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total vehicle production and gross margin targets is attained, subject to the grantee’s continued service to us at each such vesting event. As of the date of this filing, no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation” above.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents information concerning unexercised options for each named executive officer outstanding as of the end of fiscal 2014.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Elon Musk	6/10/2013	(2)	350	—	—	100.05	6/10/2023	—	—
	4/8/2013	(2)	350	—	—	41.83	4/8/2023	—	—
	8/13/2012	(3)	527,490	—	4,747,411	31.17	8/13/2022	—	—
	12/4/2009	(4)	3,355,986	—	—	6.63	12/3/2016	—	—
	12/4/2009	(5)	3,355,986	—	—	6.63	12/3/2016	—	—
Deepak Ahuja	1/13/2014	(6)	—	—	45,000	139.34	1/13/2024	—	—
	2/13/2012	(7)	21,250	8,750	—	31.49	2/13/2022	—	—
	1/10/2011	(7)	29,375	625	—	28.45	1/10/2021	—	—
	6/12/2010	(5)	53,625	—	—	14.17	6/11/2017	—	—
	12/4/2009	(8)	51,421	—	—	6.63	12/3/2016	—	—
	4/13/2009	(7)	14,166	—	—	2.70	4/12/2016	—	—
	9/3/2008	(9)	4,823	—	—	2.70	9/2/2015	—	—
Jeffrey B. Straubel	3/10/2014	(10)	—	—	—	—	—	75	16,681
	2/10/2014	(10)	—	—	—	—	—	75	16,681
	1/13/2014	(6)	—	—	220,000	139.34	1/13/2024	—	—
	7/8/2013	(2)	1,050	—	—	121.61	7/8/2023	—	—
	6/10/2013	(2)	700	—	—	100.05	6/10/2023	—	—
	5/13/2013	(2)	700	—	—	87.80	5/13/2023	—	—
	4/8/2013	(2)	350	—	—	41.83	4/8/2023	—	—
	3/11/2013	(2)	700	—	—	39.10	3/11/2023	—	—
	2/11/2013	(2)	350	—	—	38.42	2/11/2023	—	—
	6/11/2012	(2)	700	—	—	29.12	6/11/2022	—	—
	2/13/2012	(7)	35,416	14,584	—	31.49	2/13/2022	—	—
	1/9/2012	(2)	350	—	—	27.25	1/9/2022	—	—
	12/12/2011	(2)	350	—	—	30.41	12/12/2021	—	—
	3/14/2011	(2)	350	—	—	23.25	3/14/2021	—	—
	1/10/2011	(7)	48,958	1,042	—	28.45	1/10/2021	—	—
	9/13/2010	(5)	20,000	—	—	20.72	9/13/2020	—	—
	6/12/2010	(11)	2,450	—	—	14.17	6/11/2017	—	—
	6/12/2010	(5)	116,650	—	—	14.17	6/11/2017	—	—
	12/4/2009	(8)	117,083	—	—	6.63	12/3/2016	—	—
	4/13/2009	(7)	107,916	—	—	2.70	4/12/2016	—	—
	6/4/2008	(12)	33,333	—	—	2.70	6/3/2015	—	—
Jerome Guillen	1/13/2014	(6)	—	—	55,000	139.34	1/13/2024	—	—
	7/9/2012	(7)	12,083	7,917	—	31.49	7/9/2022	—	—
	2/13/2012	(7)	10,625	4,375	—	31.49	2/13/2022	—	—
	6/13/2011	(7)	13,125	1,875	—	28.43	6/13/2021	—	—
	12/13/2010	(13)	12,000	—	—	30.55	12/13/2020	—	—
Greg Reichow	1/13/2014	(6)	—	—	65,000	139.34	1/13/2015	—	—
	4/11/2011	(14)	14,584	3,125	—	25.27	4/11/2021	—	—
	4/11/2011	(15)	125	—	25,000	25.27	4/11/2021	—	—

(1)	The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our common stock on December 31, 2014, which was $222.41.
(2)	Stock option awards granted as part of our company-wide patent incentive program. The total number of shares subject to the option was vested and exercisable on the applicable grant date of the option.
(3)

This grant is intended to compensate Mr. Musk over its ten-year term and will become vested as to all shares subject to it only if our market capitalization increases to $43.2 billion and all ten performance milestones are achieved during such ten year period. 1/10th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of ten specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, six market capitalization milestones and two operational milestones have been achieved. Mr. Musk has not exercised any of the vested options to date. See “Executive Compensation — Compensation Discussion and Analysis — Chief Executive Officer Compensation” above.

(4)	1/4th of the total number of shares subject to the option became vested and exercisable on the grant date and the remaining shares subject to the option vested at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(5)	1/4th of the total number of shares subject to the option became vested and exercisable upon the completion of the Model S engineering prototype as determined by our Board of Directors, 1/4th of the total number of shares subject to the option became vested and exercisable upon the completion of the Model S validation prototype as determined by our Board of Directors, 1/4th of the total number of shares subject to the option subject to the option became vested and exercisable upon the first production of the Model S vehicle as determined by our Board of Directors, and 1/4th of the total number of shares subject to the option vested upon completion of production of the 10,000th Model S vehicle as determined by our Board of Directors.
(6)	1/4th of the total number of shares subject to this grant will become vested and exercisable each time one of four specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total vehicle production and gross margin targets is attained, subject to the grantee’s continued service to us at each such vesting event. As of the date of this filing, no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation” above.
(7)	1/48 of the total number of the shares subject to the option vested or shall vest monthly starting on the applicable grant date of the option, subject to the optionee’s continued service to us on each such vesting date.
(8)	1/48th of the total number of shares subject to the option vested or monthly starting August 16, 2009.
(9)	1/4th of the total number of shares subject to the option became vested and exercisable on July 31, 2009 and the remaining shares subject to the option vested at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(10)	Restricted stock unit awards granted as part of our company-wide patent incentive program. All of the restricted stock units vested on March 5, 2015.
(11)	1/48th of the total number of shares subject to the option vested monthly starting June 3, 2010.
(12)	1/48th of the total number of share subject to the option vested monthly starting May 7, 2008.
(13)	1/4th of the total number of shares subject to the option became vested and exercisable on November 10, 2011 and the remaining shares subject to the option vested at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(14)	1/4th of the total number of shares subject to the option became vested and exercisable on March 23, 2012 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Reichow’s continued service to us on each such vesting date.

(15)	Half of the total number of shares subject to the option became vested and exercisable upon the manufacturing of the 20,000th complete, working and fully functional powertrain system by the Company in its facilities as determined by our Board of Directors, and half of the total number of shares subject to the option will vest upon the manufacturing of the 100,00th complete, working and fully functional powertrain system by the Company in its facilities as determined by our Board of Directors, in each case subject to Mr. Reichow’s continued service to us on each such vesting date.

2014 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options during fiscal 2014 for each of the named executive officers.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Elon Musk	—	—		75	16,778	(4)
Deepak Ahuja	19,030	4,212,701	(3)	—	—
Jeffrey B. Straubel	9,334	2,414,146	(4)	300	67,113	(4)
Jerome Guillen	8,000	1,355,600	(5)	—	—
Greg Reichow	13,000	2,271,490	(5)	—	—

(1)	Reflects the difference between the market price of Tesla common stock at the time of exercise on the exercise date and the exercise price of the option.
(2)	Reflects the product of the number of shares of stock vested multiplied by the market price of Tesla common stock on the vesting date.
(3)	Includes option exercise with respect to 4,030 shares that was not accompanied by a simultaneous sale and receipt of funds. Also includes option exercises and simultaneous sales of the underlying shares with respect to 15,000 shares that were transacted pursuant to a Rule 10b5-1 trading plan.
(4)	Option exercise or vesting of award was not accompanied by a simultaneous sale of the underlying shares. Accordingly, this amount was not actually received upon exercise.
(5)	Option exercises and simultaneous sales of the underlying shares were transacted pursuant to a Rule 10b5-1 trading plan.

Potential Payments Upon Termination or Change of Control

We do not have an employment agreement for any specific term with any of our named executive officers. Moreover, we do not have any existing contract, agreement, plan or arrangement that would result in payments to a named executive officer at, following, or in connection with any termination, including resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the Company or a change in the named executive officer’s responsibilities.

Compensation of Directors

Compensation for Fiscal 2014

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2014 board service. Elon Musk, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation(2)	Total ($)
Brad W. Buss	38,750	(3)	—	—	38,750
Robyn M. Denholm	17,486	(4)	7,163,580	—	7,181,066
Ira Ehrenpreis.	37,500		—	—	37,500
Antonio J. Gracias	37,500		—	—	37,500
Stephen T. Jurvetson	27,500		—	—	27,500
Harald Kroeger (5)	—		—	—	—
Kimbal Musk	20,000		—	15,423	35,423

(1)	As of December 31, 2014, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Brad W. Buss	97,081
Robyn M. Denholm	72,333
Ira Ehrenpreis.	25,190
Antonio J. Gracias	134,332
Stephen T. Jurvetson	33,057
Kimbal Musk	70,332

(2)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with attendance at board or committee meetings.
(3)	Includes pro-rated annual cash retainer amounts in respect of service as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and chair of the Audit Committee. Mr. Buss vacated such positions as of August 11, 2014.
(4)	Includes pro-rated annual cash retainer amounts in respect of service as a director, member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and chair of the Audit Committee. Ms. Denholm was appointed to such positions as of August 11, 2014.
(5)	Harald Kroeger did not stand for re-election at the 2014 annual meeting of stockholders. During his tenure on the Board of Directors, Mr. Kroeger had waived any cash compensation for his services as a director. In addition, Mr. Kroeger had transferred his option awards to Daimler North America Corporation, an affiliate of his employer.

Standard Director Compensation Arrangements

In the second quarter of 2012, the Compensation Committee approved, and the Board of Directors adopted, an amended and restated outside director compensation policy that is applicable to all of Tesla’s non-employee directors. As part of this process, the Compensation Committee retained Compensia as its outside consultant to analyze the suitability and competitiveness of Tesla’s outside director compensation structure, and to present a proposal to align such structure more closely with that of comparable public companies and adequately compensate Board members for service on Board Committees. Prior to amendment, the policy provided for only cash retainers for service on Board Committees, and for option grant awards for Board service, vesting over one year, to be made on an annual basis. The revised policy provides for, among other things, an option grant award in addition to a cash retainer for service on each Board Committee and as the Chair of a Board Committee. Moreover, under the revised policy, option awards for service on the Board, Board Committees and as Chairs of Board Committees are triennial and vest over three years. More specifically, the amended policy provides that each such non-employee director will receive the following compensation for board and Board committee services, as applicable:

•	an annual cash retainer for general board service of $20,000;

•	no cash awards for attendance of general board meetings;

•

an annual cash retainer for serving as the chairman of the Audit Committee of $15,000, for serving as the chairman of the Compensation Committee of $10,000 and for serving as the chairman of the Nominating and Corporate Governance Committee of $7,500;

•

an annual cash retainer for serving on the Audit Committee of $7,500 per member, for serving on the Compensation Committee of $5,000 per member, and for serving on the Nominating and Corporate Governance Committee of $5,000 per member;

•

upon first joining the board, an automatic initial grant of a stock option to purchase 33,333 shares of our common stock vesting 1/4th on the one year anniversary of the vesting commencement date and 1/48th per month thereafter for the next three years, subject to continued service through each vesting date;

•

shortly following the 2015 annual meeting, or the first annual meeting after joining the board (if joining after June 12, 2012), and shortly following every third annual meeting thereafter, an automatic grant of a stock option to purchase 50,000 shares of our common stock;

•

for serving as the lead independent director, on the latter of June 12, 2012 or shortly following appointment as the lead independent director, and every three years thereafter, an automatic grant of a stock option to purchase 24,000 shares of our common stock;

•

for serving as a member of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, on the latter of June 12, 2012 or shortly following appointment as a member of such Committee, and every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 9,000 shares, or 6,000 shares, respectively, of our common stock; and

•

for serving as the chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, on the latter of June 12, 2012 or shortly following appointment as the chair of such Committee, and every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 6,000 shares, or 3,000 shares, respectively, of our common stock.

Each automatic triennial stock option grant and each stock option grant for service as lead independent director, member of a Committee or chair of a Committee, in each case as described above, will vest 1/36th per month for three years starting on the one month anniversary of the vesting commencement date, subject to continued service in the capacity for which such grant was made (except that if a director who was granted such an option ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date for that calendar year, vesting will accelerate with respect to the shares that would have vested if such director continued service through such anniversary date). The directors who received these triennial stock option grants in 2012 will not receive such grants again prior to 2015, assuming their continued service to Tesla until such time.

If, following a change of control, a director is terminated, all options granted to the director pursuant to the compensation policy shall fully vest and become immediately exercisable.

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings reimbursed by Tesla.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation plans as of December 31, 2014.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders (3)	22,853,070	$35.93	5,172,506
Equity compensation plans not approved by security holders	—	—	—

Total	22,853,070		5,172,506

(1)	Consists of stock options to purchase 21,372,960 shares of our common stock and restricted stock units representing the right to acquire 1,480,110 shares of our common stock outstanding under the 2010 Plan and the Tesla Motors, Inc. 2003 Equity Incentive Plan (the “2003 Plan”).
(2)	The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(3)	Includes the following plans: the 2010 Plan, the 2003 Plan and the Tesla Motors, Inc. 2010 Employee Stock Purchase Plan (the “ESPP”). Our 2010 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 5,333,333 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board of Directors may determine. Our ESPP provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 1,000,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the first day of the fiscal year, or (iii) such lesser amount as our Board of Directors or a designated committee acting as administrator of the plan may determine. The 2003 Plan has expired pursuant to its terms and no further awards are issuable thereunder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Tesla;

•	Any person known to be the beneficial owner of five percent or more of Tesla’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all employees of the Company generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

Daimler Agreements

Harald Kroeger, a former member of our Board of Directors whose term expired in June 2014 at the 2014 annual meeting of stockholders, is and was during his tenure as a director a Vice President of Daimler AG (“Daimler”). In May 2009, we entered into an agreement with Daimler under which we agreed to develop and supply battery systems to Daimler for use in a “Smart EV Project.” All development work related to the Smart EV development agreement had been completed as of December 31, 2009. In May 2010, the Company and Daimler entered into a Strategic Agreement for the development and production of a battery pack and charger for a pilot fleet of Daimler’s A-Class electric vehicles introduced in Europe in 2011. In October 2010, we completed the development of the A-Class battery pack and charger and began shipping production components for a demonstration fleet in February 2011. During the fourth quarter of 2012, we entered into a final agreement for the development of a full electric powertrain for the Mercedes-Benz B-Class electric vehicle, which included certain development milestones and related payments. In July 2013, we entered into an agreement with Daimler to manufacture and sell production electric powertrain components for the Mercedes-Benz B-Class Electric Drive vehicle.

In 2014, we recognized approximately $2.4 million of revenue related to development milestones that we achieved under the B-Class project, and approximately $69.6 million in revenue in aggregate from the sale of production and spare parts pursuant to the various vehicle component sales programs with Daimler.

SolarCity Agreements

We have entered into a number of agreements with SolarCity. Elon Musk, our Chief Executive Officer, Product Architect and Chairman, is a significant stockholder of SolarCity and has been its Chairman since July 2006. Brad Buss, a member of our Board of Directors, has been the Chief Financial Officer of SolarCity since August 2014. Stephen T. Jurvetson, a member of our Board of Directors, is a managing director of Draper Fisher Jurvetson which is a significant stockholder of SolarCity. Antonio J. Gracias, a member of our Board of Directors, is a minor shareholder of SolarCity and a member of the board of directors of SolarCity. Finally, Jeffrey B. Straubel, our Chief Technical Officer, is a member of the board of directors of SolarCity. In April 2013, we entered into a supply agreement with SolarCity under which we will supply SolarCity with various sizes of stationary batteries for integration with solar panels by SolarCity to create stationary power sources for sale or lease to residential and commercial customers. We recognized approximately $2.7 million in revenue from SolarCity during fiscal year 2014 for stationary batteries we supplied to SolarCity pursuant to this supply agreement.

SpaceX Agreements

Elon Musk is also the Chief Executive Officer and a significant stockholder of SpaceX. Messrs. Jurvetson, Gracias and Kimbal Musk, members of our Board of Directors, are also members of the board of directors of SpaceX. Each of Ira Ehrenpreis, a member of our Board of Directors, and VMC, of which Mr. Gracias is Chief Executive Officer and a director, holds a minority interest in SpaceX. SpaceX has from time to time in the past paid for facilities and services expenses on our behalf, for which we subsequently reimbursed SpaceX. SpaceX has also provided us, at no cost, with use of certain enterprise software developed by it. In February 2014, Tesla and SpaceX entered into an agreement relating to Tesla’s use of an aircraft leased and operated by SpaceX (the “Airplane Agreement”). Pursuant to the Airplane Agreement, Tesla will pay SpaceX for its use of the aircraft at rates to be determined by the parties from time to time, subject to rules of the Federal Aviation Administration governing such arrangements. The Airplane Agreement was retroactive to cover Tesla’s use of the SpaceX aircraft beginning in September 2013. Tesla paid SpaceX approximately $658,000 under the Airplane Use Agreement for Tesla’s use of the plane in 2014.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement, which we have amended from time to time, with certain current or former holders of our common stock, including the Elon Musk Revocable Trust dated July 22, 2003, an affiliate of Daimler, Valor, Toyota and Panasonic. This agreement provides for certain rights relating to the registration of their shares of common stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions

In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers.

Robyn M. Denholm, a member of our Board of Directors, is the Executive Vice President and Chief Financial and Operations Officer of Juniper. Tesla purchases networking equipment manufactured by Juniper in the ordinary course of business through resellers, but Tesla has not entered into a purchase contract directly with Juniper. Net revenues to Juniper in respect of sales by resellers to Tesla were approximately $2.4 million in 2014. Tesla expects to purchase approximately $2.5 million of Juniper equipment from resellers in 2015.

Until August 2014, Mr. Buss was the executive vice president of finance and administration and chief financial officer of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company (“Cypress”). Cypress provides semiconductors to a third party manufacturer engaged by Tesla to build certain components for use in its Model S automobile. Payments by us to the third party manufacturer allocable to the semiconductors supplied by Cypress were approximately $817,000 in 2014.

Neither Ms. Denholm nor Mr. Buss was involved in negotiations involving, or have a direct or indirect material interest in, Tesla’s indirect purchases from Juniper or Cypress, respectively.

In addition to use of commercial airlines and the aircraft that is the subject of the Airplane Agreement with SpaceX, Elon Musk has historically made his private airplane available to expedite Tesla business travel. Where possible, trips also include other Tesla personnel, both executives and non-executives, to maximize efficiency. For approximately the first five years of our existence, Mr. Musk fully paid for these expenses himself at a cumulative cost in excess of $1 million without reimbursement. In mid-2009, our independent board members approved paying a portion of the operating expenses of the plane so that Mr. Musk could commit additional time to Tesla for an extended period. The amount paid by Tesla is well under half the full cost per hour of the aircraft. Tesla expects that future expenses for Mr. Musk’s business travel on his personal airplane will be less significant with the execution of the Airplane Agreement, and in 2014, Tesla did not reimburse Mr. Musk for any business travel on his personal airplane.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Tesla’s directors, executive officers and any persons holding more than 10% of the Tesla’s common stock are required to report initial ownership of the Tesla common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Tesla is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Tesla received from such persons for their 2014 fiscal year transactions, and the written representations received from certain of such persons that no reports were required to be filed for them for the 2014 fiscal year, Tesla is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Tesla’s common stock, as of December 31, 2014, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Tesla as a group.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of December 31, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership is based on 125,687,607 shares of Tesla’s common stock outstanding at December 31, 2014.

Unless otherwise indicated, all persons named below can be reached at Tesla Motors, Inc., 3500 Deer Creek Road, California 94304.

Beneficial Owner Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Elon Musk (1)	35,528,859	26.7%
FMR LLC (2)	9,321,226	7.4%
Capital Ventures International (3)	7,206,313	5.7%
Named Executive Officers & Directors
Elon Musk (1)	35,528,859	26.7%
Deepak Ahuja (4)	183,717	*
Jeffrey B. Straubel (5)	592,012	*
Jerome Guillen (6)	52,502	*
Greg Reichow (7)	16,864	*
Brad W. Buss (8)	103,289	*
Robyn M. Denholm (9)	6,500	*
Ira Ehrenpreis (10)	32,238	*
Antonio J. Gracias (11)	377,755	*
Stephen T. Jurvetson (12)	69,795	*
Kimbal Musk (13)	221,700	*
All current executive officers and directors as a group (11 persons) (14)	37,185,231	28.0%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 28,288,697 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003; and 7,240,162 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after December 31, 2014. Includes 7,424,899 shares pledged as collateral to secure certain personal indebtedness.
(2)

Includes shares that may be deemed to be beneficially owned by FMR LLC and/or Fidelity Management & Research (Hong Kong) Limited, FMR Co., Inc., Pyramis Global Advisors (Canada) ULC, Pyramis Global Advisors Trust Company and Strategic Advisers, Inc. FMR LLC is predominantly owned by members of the family of Edward C. Johnson, III, Director and Chairman of FMR LLC, including Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR LLC. None of FMR LLC, Edward C. Johnson, III and Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by various investment companies (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC (“FMR Co.”), which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for these entities and individuals, unless otherwise noted, is 245 Summer Street, Boston, MA 02210. The foregoing information is based solely on Amendment No. 5 to Schedule 13G filed on February 13, 2015, which the Company does not know or have reason to believe is not complete or accurate and on which the Company is relying pursuant to applicable SEC regulations.
(3)	Includes 763,958 shares beneficially owned by Capital Ventures International, 16,264 shares beneficially owned by G1 Execution Services, LLC, 2,834 shares beneficially owned by Susquehanna Capital Group, 164,300 shares beneficially owned by Susquehanna Investment Group, comprised entirely of options to purchase shares, and 6,258,957 shares beneficially owned by Susquehanna Securities, including options to purchase 6,193,200 shares (collectively, the “Capital Ventures Group”). These entities are affiliated independent broker-dealers and related entities that may be deemed to form a group, and each entity may be deemed to share voting and dispositive power as to all shares owned by the Capital Ventures Group. The address for Capital Ventures International is PO Box 897, Windward 1, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1103, Cayman Islands. The address of G1 Execution Services, LLC is 440 S. LaSalle Street, Suite 3030, Chicago, Illinois 60605. The address of each of Susquehanna Advisors Group, Inc., Susquehanna Capital Group, Susquehanna Investment Group and Susquehanna Securities is 401 E. City Ave, Suite 220, Bala Cynwyd, PA 19004. The foregoing information is based solely on Schedule 13G filed on February 13, 2015 jointly by the Capital Ventures Group, which the Company does not know or have reason to believe is not complete or accurate and on which the Company is relying pursuant to applicable SEC regulations.
(4)	Includes 176,535 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014.
(5)	Includes 490,531 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014. Includes 36,420 shares pledged as collateral to secure certain personal indebtedness.
(6)	Includes 49,916 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014.
(7)	Includes 16,792 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014.
(8)	Includes 91,525 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014.
(9)	Consists of shares issuable upon exercise of options exercisable within 60 days after December 31, 2014.
(10)	Includes (i) 16,966 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014 held in the name of Mr. Ehrenpreis, acting as nominee of TP Management VIII, LLC (“TPM VIII”); and (ii) 9,388 shares held of record by TPM VIII. Ira Ehrenpreis, James Glasheen, Sheila Mutter, Roger J. Quy and Marc Van den Berg are managing members of TPM VIII, and as such, they may be deemed to have voting and investment power with respect to the shares beneficially owned by TPM VIII. The address for TPM VIII is 550 University Avenue, Palo Alto, CA 94301.
(11)	Includes (i) 46,633 shares held of record by Valor Equity Management II (“VEP II”) on behalf of AJG Growth Fund LLC (“Growth Fund”); (ii) 208,014 shares owned by AJG Growth Fund LLC; and (iii) 123,108 shares issuable to Valor Equity Partners, L.P. (“VEP I”) upon exercise of options exercisable within 60 days after December 31, 2014. VEP I and VEP II are advised directly and/or indirectly by Valor Management Corp., which may be deemed to have shared voting and investment power with respect to the shares held of record by VEP I and VEP II. Mr. Gracias is a shareholder and director of Valor Management Corp., and may be deemed to have shared voting and investment power with respect to the shares held of record by VEP I and VEP II. He is also fund manager for AJG Growth Fund LLC. The address for all the entities above is 875 North Michigan Avenue, Suite 3214, Chicago, IL 60611.
(12)	Includes 43,628 shares held by the Jurvetson Trust and 26,167 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014.
(13)	Includes 64,776 shares issuable upon exercise of options exercisable within 60 days after December 31, 2014. Includes 148,333 shares pledged as collateral to secure certain personal indebtedness.
(14)	Includes 8,302,978 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after December 31, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Tesla’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Tesla is responsible for establishing and maintaining internal controls and for preparing Tesla’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Tesla management and with PricewaterhouseCoopers LLP, Tesla’s independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Robyn M. Denholm (Chair)

Antonio J. Gracias

Stephen T. Jurvetson

OTHER MATTERS

Tesla knows of no other matters to be submitted at the 2015 Annual Meeting. If any other matters properly come before the 2015 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2015 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

April 22, 2015

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2015.

Vote by Internet

Go to www.envisionreports.com/TSLA

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, AGAINST Proposal 3, and AGAINST Proposal 4.

1. Election of two Class II Director Nominees:

For Against Abstain For Against Abstain

01—Antonio J. Gracias 02—Kimbal Musk

For Against Abstain For Against Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP 3. A stockholder proposal by Mr. Mark Peters. as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

4. A stockholder proposal by Ms. Elizabeth Farrell Peters.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1UP X 2355741 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

021V3B

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

Tesla Motors, Inc. Stockholders

Tuesday, June 9, 2015 at 2:00 p.m. PDT

Computer History Museum

1401 N. Shoreline Blvd, Mountain View, CA 94043

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

From San Jose via US-101 North From East Bay via I-880 South

20 Minutes—15 Miles 25 Minutes—20 Miles

Take US-101 North toward San Francisco. Take I-880 South toward San Jose.

Take Shoreline Blvd exit. Merge onto CA-237 West toward Mountain View.

Turn right onto Shoreline Blvd. Merge onto US-101 North toward San Francisco.

Cross through intersection. Take Shoreline Blvd exit.

Museum is on your right. Turn right onto Shoreline Blvd.

Cross through intersection.

From San Francisco via US-101 South Museum is on your right.

40 Minutes—35 Miles From Saratoga via CA-85 North

Take US-101 South toward San Jose.

Take Shoreline Blvd exit. 15 Minutes—12 Miles

Turn left onto Shoreline Blvd. Take CA-85 North towards San Francisco.

Cross through intersection. Take Shoreline Blvd exit.

Museum is on your right. Turn right onto Shoreline Blvd.

Cross through intersection.

Museum is on your right.

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — Tesla Motors, Inc.

Notice of 2015 Annual Meeting of Stockholders

Computer History Museum—1401 N. Shoreline Blvd, Mountain View, CA 94043

This Proxy is Solicited on Behalf of the Board of Directors for Annual Meeting – June 9, 2015 at 2:00 p.m. PDT

Elon Musk, Deepak Ahuja and Todd Maron, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Tesla Motors, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m. Pacific Time on Tuesday, June 9, 2015, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, AGAINST Proposal 3, and AGAINST Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

(Items to be voted appear on reverse side.)